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Informal translation in the English language of the substance of the original notarial deed of [NAME COMPANY] in the Dutch language. In this translation an attempt has been made to be as literal as possible, without jeopardising the overall continuity. Inevitably, differences may occur in the translation, and if so, the Dutch
                              text will govern.

                             INFORMAL TRANSLATION
      OF THE SUBSTANCE OF THE ORIGINAL DUTCH NOTARIAL DEED CONCERNING THE
               ARTICLES OF ASSOCIATION OF COMPLETEL EUROPE N.V.


ARTICLE 1: NAME AND OFFICIAL SEAT

1.  The name of the Company is: CompleTel Europe N.V.

2.  It has its official seat in Amsterdam and may have branch offices elsewhere.

ARTICLE 2: OBJECTS

1.  The objects for which the Company is established are:

    (a) to finance companies and other enterprises, to borrow, to lend and to raise funds, to participate in all types of financial transactions, including the issue of bonds, promissory notes or other securities or evidences of indebtedness, to invest in securities in the widest sense of the word, to grant guarantees, to bind the company and to grant security over its assets for the obligations of companies and other enterprises with which it forms a group and of third parties;

    (b) to enter into additional financial and other agreements (including swaps and other derivatives transactions) in relation to the activities named under a above;

    (c) to incorporate and to participate in any way whatsoever in, to manage, to supervise and to co-operate with companies and other enterprises, to acquire, to keep, to alienate or in any other manner to manage all sorts of participations and interests in other companies and other enterprises, to enter into joint ventures with other companies and enterprises;

    (d) to acquire, to manage, to operate, to encumber and to alienate personal and real property and any right to or interest in personal and real property; and

    (e) to obtain, to exploit and to alienate patents and other intellectual property rights, to acquire and to grant licences, sub-licences and similar rights of whatever name and description and if necessary, to protect rights derived from patents and other intellectual property rights, licences, sub-licences and similar rights against infringement by third parties.

2. The objects specified in the preceding paragraph shall be construed in the widest sense so as to include any activity or purpose which is related, incidental, or conducive thereto.

3. In pursuing its objects, the Company shall also take into account the interests of the group of companies and enterprises with which it is affiliated.

ARTICLE 3: DURATION

The Company has been established to operate for an indefinite period of time.

ARTICLE 4: CAPITAL AND SHARES

1. The authorised capital of the company is three million one hundred fifty nine thousand

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    nine hundred and twenty four Netherlands Guilders and nine Guilder cents
    (NLG 3,159,924.09) divided into one hundred five million three hundred thirty thousand eight hundred and three (105,330,803) shares, of three Guilder cents (NLG 0.03) each.

2. The Board of Management shall decide in the event shares are issued whether shares will be registered or bearer. The Board of Management shall at the request of a shareholder change a fully paid up registered share to a bearer share and vice versa.

3. Shares not yet issued shall be issued at such price, upon such conditions and at such times as the General Meeting of Shareholders shall determine, provided that the shares shall not be issued at a price below par value, without prejudice to the provisions of Article 2:80 paragraph 2 of the Netherlands' Civil Code. The General Meeting of Shareholders may designate another body of the Company which in its place is authorised to decide upon the issue of new shares. Such designation shall be valid for a limited period of time which shall not exceed five years. The designation shall specify the class and the number of shares of each class that may be issued. The designation may be extended for periods not exceeding five years each, and unless the designation states otherwise, it cannot be revoked.

4. Without prejudice to the next paragraph, in the event of new shares being issued each existing shareholder shall have a preferential right to subscribe for these shares in proportion to his existing shareholding, save to the extent that shares are issued to employees of the Company or of an affiliated company or to a person who exercises a previously acquired right to subscribe for shares. This preferential right applies also in respect of shares issued in consideration for contribution in kind. The Company shall announce the issuance with preferential rights and the period during which such rights can be exercised to the shareholders at the addresses notified to the Company and if bearer shares have been issued, a notice shall be published by the company in the State Gazette and in a national daily newspaper. The period during which the preferential rights can be exercised shall not be less than four (4) weeks after sending the announcement to the Shareholders or the announcement in the national newspaper. If the terms do not correspond, the longest period shall apply.

5. When new shares are issued, the preferential rights of the existing shareholders referred to in the previous paragraph may, in each case in respect of one particular issue, be restricted or excluded pursuant to a resolution of the General Meeting of Shareholders. The General Meeting of Shareholders may delegate its authority in this respect to another body of the Company if that body has also been designated by it pursuant to paragraph 3 of this Article. The provisions and conditions of that paragraph shall apply mutatis mutandis in that case.

6. The Board of Management shall, within 8 days after each issuance of shares, notify the aforementioned Commercial Register, stating the number and kind of shares issued.

7. Paragraphs 2 to 6 (inclusive) shall apply correspondingly in respect of the Company granting rights to subscribe for shares.

8. Share certificates shall be issued in respect of bearer shares in the capital of the Company. The share certificates shall be in such form and shall be numbered in such manner as shall be designated by the Board of Management.

9. Collective share certificates will be issued for the total number of shares held by a shareholder. Such collective certificates shall, at the request of the holder thereof be exchanged for certificates representing one single share or certificates representing several shares and vice versa.

10. If there is one Managing Director in office, the share certificates shall be signed by this

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    Managing Director. If the Board of Management consists of more than one
    Managing Director, the share certificates shall be signed by two Managing Directors of the Company.

11. In the event of the loss, theft, destruction of or damage to share certificates, the Board of Management may issue duplicate certificates. The Board of Management may impose conditions on duplicating share certificates, including a requirement for the recipient to submit a guarantee in respect of claimants who may come forward and to compensate all the costs incurred.

12. By the issue of a duplicate certificate the original share certificate shall become of no value vis-a-vis the Company. The new share certificate shall state that it is a duplicate.

13. The company will only co-operate with the issuance of depositary receipts in its capital, if this has been approved by the General Meeting of Shareholders. Where in these Articles "depositary receipts" is mentioned this refers to depositary receipts of shares which have been issued with co-operation of the company and where "holder of depositary receipts" is mentioned, this refers to the holders of depositary receipts which have been issued with co-operation of the Company, unless the context indicates otherwise.

ARTICLE 5: ACQUISITION BY THE COMPANY OF ITS OWN SHARES

1. Any acquisition by the Company of shares in its own capital which are not fully paid-up shall be null and void.

2. The Company may acquire fully paid-up shares in its own capital for no consideration or, provided that:

    (a) its shareholders' equity, reduced by the acquisition price, is not less than the paid-up share capital (including calls made) together with the amount of such reserves as it is required by Statute or by these Articles of Association to maintain; and

    (b) the aggregate nominal value of the shares to be acquired and the shares in its capital which the Company holds, holds as pledgee, or which are held by its subsidiaries does not exceed one tenth of the issued capital of the Company.

3. The Board of Management can acquire shares in the company after being authorised by the General Meeting of Shareholders. The general meeting must specify in the authorisation the number of shares which may be acquired, the manner in which they may be acquired and the limits within which the price must be set.

4. The validity of an acquisition by the Company of shares in its own capital shall, with a view to the requirement set out in paragraph 2(a) above, be decided on the basis of the shareholders' equity in the Company as shown in its most recently adopted balance sheet, less the aggregate of the acquisition price of shares in the capital of the Company and distributions of profits or reserves to third parties which became due by the Company and its subsidiaries after the balance sheet date. In the event that more than six months of a financial year have passed without the annual accounts having been adopted for the previous financial year, the Company shall not be allowed to acquire its own shares in accordance with this Article.

5. No dividends shall be distributed on shares in the capital of the Company which are held by the Company itself or by its subsidiaries, and such shares shall not be taken into account in determining the allocation of profits.

6. Paragraphs 1 to 4 (inclusive) of this Article shall not apply in respect of shares which the Company shall acquire by universal succession of title.

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7.  The term shares, where used in this Article, shall be deemed to include depositary receipts of shares.

ARTICLE 6: REGISTER OF SHAREHOLDERS

1. The Board of Management shall keep a register in which the name and address of each holder of registered shares shall be recorded, together with the amount paid up on each share.

2. The register shall also record the names and addresses of persons notified to the Company to have a right of pledge or a right of usufruct on those shares, indicating whether the voting rights attaching to the shares or the statutory rights of the holders of depositary receipts of shares are vested in such persons.

3. Each holder, pledgee and usufructuary shall be required to ensure that his or her address is known to the Company.

4. The Board of Management shall ensure that the register is kept up to date at all times. All entries shall be signed by a member of the Board of Management or by a person authorised to do so by the Board of Management.

5. At the request of a shareholder, a pledgee, a usufructuary or a holder of depositary receipts, the Board of Management shall supply free of charge extracts from the share register relating to the shares to which the applicant has rights. If the shares are the subject of usufruct or pledge the extract shall state who has the rights set forth in paragraphs 8 and 9 hereof.

6. The register shall be made available by the Board of Management at the head office of the Company for inspection by the shareholders, by pledgees and usufructuaries who have been granted the rights set forth in paragraphs 8 and 9 hereof.

7.  Shares may be the subject of usufruct.

8. A shareholder who has no voting rights and a usufructuary who does have voting rights, shall have all such rights as Statute grants to the holders of depositary receipts. An usufructuary who has no voting rights shall not have the aforesaid rights.

9. Shares may be the subject of a pledge. The provisions of paragraph 8 shall apply correspondingly.

10. Without prejudice to Article 4 paragraph 13, wherever these Articles of Association shall hereafter mention "holders of depositary receipts", this shall mean the holders of registered depositary receipts issued for shares with the co-operation of the Company as well as pledgees and usufructuaries who possess the rights specified in paragraph 8 above.

ARTICLE 7: MULTIPLE BENEFICIARIES

If a share, or a registered depositary receipt issued with the co-operation of the Company, or a right under a pledge or usufruct is owned by more than one person, such joint owners may only be represented towards the Company by one person appointed by them for that purpose. Notice of such appointment shall be given forthwith to the Board of Management in writing.

ARTICLE 8: TRANSFER OF SHARES

1. The transfer of a registered share or the establishment of a limited right attaching to a registered share shall require a notarial deed taking into account the provisions of Articles 2:86, 86a and 86b of the Netherlands' Civil Code.

2. The provisions of the previous paragraph apply correspondingly to a right of pledge on

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    shares other than as referred to in Article 3:259 of the Netherlands'
    Civil Code, to the grant of a right of usufruct in respect of shares and to the apportionment of shares on the division of any jointly held property.

3. In the event shares or certificates of shares are officially listed on a regulated stock exchange as described in article 86c Book 2 of the Dutch Civil Code or if such listing shall soon take place, the transfer of registered shares shall, contrary to paragraph 1 of this article, take place in accordance with article 86c Book 2 of the Dutch Civil Code by way of a deed accompanied by a written confirmation of the transfer by the Company.

ARTICLE 9: MANAGEMENT

1. The Company shall be managed by a Board of Management (Directie) consisting of one or more members, appointed by the General Meeting of Shareholders.

2. The General Meeting of Shareholders shall be entitled to suspend or dismiss one or more managing directors at a Meeting where least half of the issued share capital is represented.

3. Where a quorum under paragraph 2 is required but not present, a further Meeting shall be convened, to be held no more than four weeks yet no sooner than fifteen days after the first Meeting, which shall be entitled, irrespective of the share capital represented, to pass a resolution in regard of the suspension or dismissal.

4.  A legal entity may be a member of the Board of Management.

5. The remuneration of the members of the Board of Management, any rights to bonuses and the further terms of appointment shall be determined by the General Meeting of Shareholders for each member of the Board of Management individually.

ARTICLE 10: DECISION-MAKING OF THE BOARD OF MANAGEMENT

1. If the Board of Management consists of more than one member, this Article shall apply to the manner in which it makes decisions.

2. Resolutions of the Board of Management are adopted by absolute majority of the votes validly cast.

3. Meetings of the Board of Management can be convened by any of its members giving notice to all other members of the Board in writing, at least three days prior to the date of the meeting. Resolutions can be validly adopted at a meeting so convened, regardless of the number of members present.

4. A member of the Board of Management can be represented at the meeting by one of his fellow members pursuant to a written power of attorney. Such power of attorney may be in respect of only one specifically designated meeting as stated therein.

5. Resolutions can be adopted by the Board of Management outside a formal meeting, provided that all of its members have been consulted in writing, that they have expressed in writing their opinion on the intended resolution and that a majority of them is in favour of the particular resolution.

6. For the application of the provisions of this Article, references to "written" and "in writing" shall mean by letter, cable, telex or facsimile.

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ARTICLE 11: POWERS AND DUTIES OF THE BOARD OF MANAGEMENT

1. The Board of Management shall be responsible for the management and administration of the Company. The General Meeting of Shareholders may give instructions to the Board of Management regarding the general directions of the financial, social, economic and personnel policies to be pursued. The Board of Management shall act in accordance with such instructions.

2. The Board of Management represents the company. If the Board of Management consists of more than one Managing Director, any two Managing Directors acting jointly shall also be authorised to represent the Company. The Board of Management may grant a power of attorney to any one Managing Director individually empowering him to represent the Company within the limits set forth in such power of attorney. The above shall apply equally in the event of a conflict of interest; in any transaction with or legal procedure against a Managing Director in person or against any legal entity in which a Managing Director has, in person, effective control, the Company shall be represented by a person appointed by the General Meeting of Shareholders.

3. The General Meeting of Shareholders may designate certain executive decisions for which the Board of Management shall require its prior approval. The relevant executive decisions shall be described in detail in the resolution adopted by the General Meeting of Shareholders and the Board of Management shall be informed of the adoption of such resolution forthwith.

4. In the event that one or more members of the Board of Management are absent or unable to act, the General Meeting of Shareholders may appoint a substitute or substitutes for each of those absent or unable to act, and the remaining member(s) together with the substitute(s) so appointed shall be temporarily entrusted with the management of the Company. In the event that all members or the only member of the Board of Management are absent or unable to act, the management of the Company shall be temporarily entrusted to a person who shall be appointed for this purpose by the General Meeting of Shareholders.

5. Transactions between the Company and the holder of all shares in the issued share capital of the Company or between the Company and the spouse of such shareholder, if all shares are subject to a community of property, must be recorded in writing. For the purposes of this provision shares held by the Company in its own capital or shares held by a subsidiary of the Company, are not taken into account. If the provision set out in the first sentence is not complied with, the relevant transaction is voidable in favour of the Company.

6. The provision of the previous paragraph does not apply to transactions falling within the ordinary course of business of the Company.

ARTICLE 12: GENERAL MEETING OF SHAREHOLDERS

All powers not entrusted to the Board of Management or to others shall vest in the General Meeting of Shareholders within the limits defined by Statute and these Articles of Association.

ARTICLE 13: ANNUAL MEETINGS

1. The Annual General Meeting of Shareholders shall be held not later than six months after the end of each financial year.

2. In addition to the meeting referred to in paragraph 1 of this Article, Extraordinary

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    General Meetings of Shareholders may be held.

ARTICLE 14: PLACE AND CONVOCATION

1. General Meetings of Shareholders may be held in The Netherlands in the municipality where the Company has its official seat, as well as in the municipalities of Rotterdam, The Hague and Haarlemmermeer. Resolutions can only be validly adopted in a General Meeting of Shareholders held elsewhere if the entire issued capital is represented.

2. General Meetings of Shareholders shall be convened by means of notices sent not later than fifteen days prior to the meeting by a Managing Director to the shareholders and holders of depositary receipts at the addresses specified in the register referred to in Article 6 and if bearer shares have been issued, a notice shall be published by the company in a national daily newspaper. The convening notices shall state the business to be discussed, without prejudice to the provisions of
    Article 22 concerning proposals to amend these Articles of Association or to wind up the Company.

3. At Meetings of Shareholders that have been convened without due observance of the formalities mentioned in paragraph 2 of this Article, no resolution may be validly adopted unless it is adopted unanimously and the entire issued capital is represented at the Meeting.

ARTICLE 15: CHAIRMAN

1. General Meetings of Shareholders shall be chaired by the person appointed for that purpose by the Meeting. The Chairman shall then appoint a Secretary for that meeting, which person need not be a shareholder.

2. All matters regarding the admittance to the General Meeting of Shareholders, the exercise of voting rights and the result of votings, as well as any other matters regarding the affairs at the General Meeting shall be decided upon by the chairman of that Meeting, with due observance of the provisions of Article 2:13 of the Netherlands' Civil Code.

3. The Chairman or the Board of Management may instruct a civil law notary to draw up an official record of the Meeting at the expense of the Company.

4. Unless an official record of the Meeting is drawn up by a civil law notary, minutes shall be drawn up at the Meeting. The Minutes shall be adopted and signed by the Chairman and the Secretary of the appropriate Meeting in witness thereof, or shall be adopted by the next General Meeting of Shareholders and in witness thereof signed by the Chairman and Secretary of that meeting.

5. The Board of Management shall keep a written record of all resolutions. Such records will be held available for inspection by the Shareholders and holder of depositary receipts of shares at the office of the company. Copies or extracts of such records will be provided to the shareholders or holders of depositary receipt free of charge or at cost price.

ARTICLE 16: VOTING RIGHTS

1. Subject to paragraphs 3 and 4 of this Article, each share carries the right to one vote. All Shareholders and other persons entitled to vote are entitled to attend, to address and to vote at the General Meeting of Shareholders. Holders of depositary receipts are entitled to attend and address the General Meeting of Shareholders.

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2.  Shareholders and other persons entitled to vote may be represented at
    Meetings by a proxy appointed by an instrument in writing.

3. Shares held by the Company or by a subsidiary carry no right to vote in a General Meeting of Shareholders. The same applies to depositary receipts of shares held by one of them. However, usufructuaries and pledge's of shares held by the Company or by a subsidiary may exercise their right to vote if such right was created prior to the moment that the shares were held by the Company or by a subsidiary. The Company or a subsidiary may not cast votes in respect of shares in respect of which the Company or a subsidiary of the Company possesses a pledge or usufruct.

4. In determining what proportion of shareholders exercise their votes, are present or represented, or what proportion of the share capital is provided or represented, the shares in respect of which no voting rights can be exercised pursuant to Statute shall not be taken into account.

ARTICLE 17: VOTING PROCEDURE

1. Unless the Netherlands' Civil Code or these Articles of Association provide for a larger majority, all resolutions of the General Meeting of Shareholders shall be adopted by a simple majority of the votes validly cast. Blank and invalid votes shall not be counted.

2. If an absolute majority is not obtained after two polls, the proposed resolution is rejected, unless it concerns the election of persons, in which case a further vote shall be taken between the two persons who obtained the largest number of votes at the second poll. If the votes remain equal at such further vote, a drawing of lots shall decide which of the two persons who obtained the largest number of votes shall be elected.

3. Voting shall take place orally, or if requested by a person entitled to vote, voting shall be by a secret ballot. Voting in any other manner, for example by acclamation, shall be permissible unless a person entitled to vote objects thereto.

ARTICLE 18: RESOLUTIONS ADOPTED OUTSIDE A MEETING

Provided there are no shares in bearer form and there are no holders of depositary receipts, any resolution that the Shareholders would have been able to adopt in a General Meeting, may be adopted without such a Meeting taking place provided that all shareholders entitled to vote have voted in writing (including telefax) in favour of such resolution.

ARTICLE 19: FINANCIAL YEAR AND ANNUAL ACCOUNTS

1.  The financial year of the Company shall be the calendar year.

2. Within five months after the end of the financial year, save where this period is extended by a maximum of six months by the General Meeting of Shareholders on account of special circumstances, the Board of Management shall draw up the annual accounts, consisting of a balance sheet and a profit and loss account with explanatory notes thereon, which shall be available at the office of the Company for inspection by the shareholders. The Board of Management shall also draw up the annual reports within this term, unless Article 2:403 of the Netherlands' Civil Code applies to the Company.

3. The annual accounts shall be signed by all members of the Board of Management and shall be submitted to the General Meeting of Shareholders for adoption. If the signature of one or more of the members of the Board of Management is missing, this fact and the reason for such absence shall be stated.

4. The auditors of the Company, if required, shall be appointed by the General Meeting of Shareholders, or if she refrains from doing so, management, in accordance with Article 2:393 of the Netherlands' Civil Code.

5. The appointment of the accountant can at all times be withdrawn by the General Meeting of Shareholders or, if the appointment was made by the Board of Management, by the Board of Management.

ARTICLE 20: INSPECTION OF ANNUAL ACCOUNTS AND DISCHARGE

1. From the day on which notice is given of the General Meeting of Shareholders in which the annual accounts are to be dealt with until the end of that Meeting, the annual accounts, the annual report and any other information required under Article 2:392 of the Netherlands' Civil Code shall be available at the Company's offices for inspection by the shareholders and the holders of such rights which the Netherlands' Civil Code grants to the holders of depositary receipts.

2. Free copies of the documents referred to in this Article shall be sent by the Company to the Shareholders and the holders of such rights which the Netherlands' Civil Code grants to the holders of depositary receipts. Holders of shares issued in bearer form can obtain a free copy of the documents at the Company's office. Once the documents referred to in this Article are deposited with the Chamber of Commerce, this paragraph no longer applies.

3. Adoption by the General Meeting of Shareholders of the annual accounts shall fully discharge the Board of Management from liability in respect of the exercise of their duties during the financial year concerned, unless a proviso is made by the General Meeting of Shareholders, and without prejudice to the statute.

ARTICLE 21: DISTRIBUTION OF PROFITS

1. The General Meeting of Shareholders shall, on a proposal of the Board of Management or otherwise, determine the amounts of the profits as determined by the adopted profit and loss account, if any, that the Company shall reserve.

2. The remainder shall be the distributable profits, the appropriation of which shall be determined by the General Meeting of Shareholders.

3. The Company may only make distributions to its shareholders and to others entitled to receive part of its distributable profits, if and to the extent that the Company's shareholders' equity exceeds the aggregate of its paid up share capital (including calls made) and the amount of such reserves as it is required by statute or by these Articles of Association to maintain.

4. Insofar as the Company makes a profit, and subject to the approval of the General Meeting of Shareholders, the Board of Management may decide to pay an interim dividend, provided always that such dividend payment complies with paragraph 3 of this Article and Article 2:105 paragraph 4 of the Netherlands' Civil Code.

5. Dividends (including interim dividends for the purposes of this and the next paragraph) shall be made payable at the Company's offices from the date the dividend is declared, unless the resolution concerned shall provide for a different date or place.

6. If shares in bearer form are issued, notice of distributions and of the dates and places referred to in the preceding paragraphs of this Article shall at least be published in one national daily newspaper.

7. Dividends that have not been claimed within five years of becoming payable shall be forfeited and shall accrue to the benefit of the Company.

ARTICLE 22: AMENDMENT OF ARTICLES OF ASSOCIATION, WINDING-UP, MERGER AND
            DIVISION

1. If resolutions to amend these Articles of Association, to wind up the Company, to enter into a Statutory Merger or a Statutory Division shall be proposed to the General Meeting, the intention to propose such resolution must be stated in the relevant notice convening the General Meeting of Shareholders.

2. Any person who issues such a notice containing reference to an amendment of the Articles of Association must at the same time deposit a copy of the relevant motion, in which the proposed amendment is quoted verbatim, at the Company's offices and such motion shall be made available for inspection by each shareholder or holder of depositary receipts until the end of the Meeting.

3. Between the day of deposit of the motion, referred to in the previous paragraph, and the day of the General Meeting of Shareholders, the shareholders and holders of depositary receipts shall be given an opportunity to obtain a copy of such motion from the Company free of charge.

4. A resolution of the General Meeting of Shareholders to amend these Articles of Association, to wind up the Company or to enter into a merger or division, can only be validly adopted by a resolution adopted with a two thirds majority at a Meeting where at least half of the issued share capital is represented.

5. Unless at least half of the issued share capital is represented at the Meeting, the motion shall be decided at a second meeting to be held not less than fifteen days but not more than four weeks after the first Meeting. At that second Meeting a majority of at least two thirds of the votes cast shall again be required for the adoption of the resolution, regardless of the number of shares represented at that Meeting.

6. The notices convening the second Meeting shall be despatched after the first Meeting has been held, such notice to be given in the same manner as the notice which convened the first Meeting, provided that the notice of the second Meeting must mention that a resolution may be adopted irrespective of the proportion of the capital which is represented at the Meeting and the reason for this. The provisions of paragraph 2 and 3 of this Article shall fully apply in respect of the second Meeting.

ARTICLE 23: LIQUIDATION

1. In the event of the winding-up of the Company its liquidation shall be carried out by the Board of Management, unless the General Meeting of Shareholders, in it's resolution to wind-up the Company or later, determines otherwise.

2. During the liquidation the provisions of these Articles of Association shall remain in force as far as possible. The financial year during which the General Meeting of Shareholders resolves to dissolve the Company shall end on the date on which the Plan of Distribution (PLAN VAN UITKERING) becomes irrevocable.

3. The balance remaining after liquidation shall first be applied towards payments to the shareholders in proportion to the nominal value of their shareholdings, provided always that, to the extent that shares have not been fully paid-up, only the paid-up amount shall be taken into account.

4. After completion of the liquidation, the accounts and records of the dissolved Company shall, during the period of time prescribed by statute, remain in the custody of the liquidator unless the General Meeting of Shareholders, in the winding-up resolution or later, determines otherwise.